Exhibit 10.1

CREDIT SUISSE SECURITIES (USA) LLC	RBS SECURITIES INC.
Eleven Madison Avenue	600 Washington Boulevard
New York, NY 10010	Stamford, CT 06901

CREDIT SUISSE AG	THE ROYAL BANK OF SCOTLAND PLC
Eleven Madison Avenue	600 Washington Boulevard
New York, NY 10010	Stamford, CT 06901
CONFIDENTIAL
March 25, 2011
Walter Investment Management Corp.
3000 Bayport Drive, Suite 1100
Tampa, FL 33607
Attention: Denmar J. Dixon
PROJECT CARDINAL
$530,000,000 First Lien Senior Secured Credit Facilities
$265,000,000 Second Lien Senior Secured Term Facility
Commitment Letter
Ladies and Gentlemen:
You have advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities”, and together with CS and their respective affiliates, “Credit Suisse”), The Royal Bank of Scotland plc (“RBS Bank”) and RBS Securities Inc. (“RBS Securities” and, together with RBS Bank, “RBS” and together with Credit Suisse, the “Commitment Parties”, “we”, or “us”) that you intend to acquire (the “Acquisition”) GTCS Holdings LLC, a Delaware limited liability company (the “Company”), from GTH LLC, a Delaware limited liability company (the “Seller”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal First Lien Terms and Conditions attached hereto as Exhibit A (the “First Lien Facilities Term Sheet”) or in the Summary of Principal Second Lien Terms and Conditions attached hereto as Exhibit B (the “Second Lien Facility Term Sheet” and, together with the First Lien Facilities Term Sheet, the “Term Sheets”)).
You have further advised us that, in connection therewith, the Borrower will obtain (a) the first lien senior secured credit facilities (the “First Lien Facilities”) described in the First Lien Facilities Term Sheet, in an aggregate principal amount of up to $530,000,000 and (b) the second lien senior secured term loan facility (the “Second Lien Term Facility”) described in the Second Lien Facility Term Sheet in a principal amount of up to $265,000,000. The First Lien Facilities and the Second Lien Term Facility are collectively referred to herein as the “Facilities”.
1.	Commitments.
In connection with the foregoing, (a) CS is pleased to advise you of its commitment to provide 50% of the principal amount of the Facilities and (b) RBS Bank (in such capacity, an “Initial Lender” and, together with CS, the “Initial Lenders”) is pleased to advise you of its
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commitment to provide 50% of the principal amount of the Facilities, in each case upon the terms set forth in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”), and subject to the conditions set forth in Section 6 of this Commitment Letter, the section entitled “Conditions Precedent to Initial Borrowing” in the First Lien Facilities Term Sheet, the section entitled “Conditions Precedent to Borrowing” in the Second Lien Facility Term Sheet and Exhibit C to this Commitment Letter. The commitments of CS and RBS Bank hereunder will be allocated ratably among the Facilities and are several and not joint.
2.	Titles and Roles.
You hereby appoint (a) CS Securities and RBS Securities to act, and CS Securities and RBS Securities hereby agree to act, as joint bookrunners and joint lead arrangers for the Facilities (in such capacities, the “Arrangers”), and (b) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Facilities (in such capacities, the “Agent”), in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of the Commitment Parties, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that Credit Suisse will have “left” placement, and RBS will appear immediately to the right of Credit Suisse, in any and all marketing materials or other documentation used in connection with the Facilities. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree.
3.	Syndication.
The Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the Initial Lenders’ respective commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by the Arrangers in consultation with you, and you agree to provide the Arrangers with a period of at least 30 consecutive days immediately prior to the Closing Date to syndicate the Facilities. Notwithstanding the Arrangers right to syndicate the Facilities and receive commitments in respect thereof, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its commitments hereunder) in connection with any syndication, assignment or participation of the Facilities, including their commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred and (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitment in respect of the Facilities until the initial funding of the Facilities on the Closing Date. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between senior management, representatives and advisors of you (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you (and your using commercially reasonable efforts to cause the Company to assist) in the preparation of a Confidential Information Memorandum for each of the Facilities (each, a “Confidential Information Memorandum”) and other customary marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided a detailed business plan or projections of you and
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your subsidiaries for the years 2011 through 2016 and for the four quarters beginning with the second quarter of 2011, in each case in form and substance reasonably satisfactory to the Arrangers (the “Plan Deliverables”), it being understood and agreed that the Plan Deliverables provided to the Arrangers prior to the date hereof are in form and substance reasonably satisfactory to the Arrangers; it being further understood and agreed that you shall promptly provide any significant revisions to such business plan or projections to the Arrangers and that such revised business plan or projections shall constitute Plan Deliverables only if such revisions are in form and substance reasonably satisfactory to the Arrangers, (e) your using commercially reasonable efforts to obtain promptly after the launch of the general syndication and prior to the Closing Date of a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to you, and public ratings for each of the Facilities from each of S&P and Moody’s, (f) the hosting, with the Arrangers, of one or more meetings of prospective Lenders and (g) your ensuring that prior to and during the syndication of the Facilities, there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Borrower, the Company or their respective subsidiaries being announced, offered, placed or arranged (other than securitizations and lines of credit obtained by the Borrower, the Company or any of their respective subsidiaries, in each case, in the ordinary course of business consistent with past practice and indebtedness permitted to be incurred by the Purchase Agreement) without the consent of the Arrangers, if such issues, offerings, placements or arrangements could reasonably be expected to impair the primary syndication of the Facilities. Notwithstanding anything to the contrary in this Commitment Letter or any other agreement or undertaking to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
You agree, at the request of the Arrangers, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (a) publicly available (or, in the case of the Company, of a type that would be publicly available if the Company were a public reporting company) or (b) not material with respect to you, the Company or your and its subsidiaries or any of your and its securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to the Arrangers, (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a representation substantially in the form of the representation set forth in Section 4. You further agree that each document to be disseminated by any Arranger to any Lender in connection with the Facilities will, at the request of such Arranger, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly prior to their intended distribution that any such document contains Private Lender Information): (1) drafts and final definitive documentation with respect to the Facilities, including term sheets; (2) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); (3) notification of changes in the terms of the Facilities; and (4) other materials (excluding the
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Projections (as defined below)) intended for prospective Lenders after the initial distribution of Information Materials.
The Arrangers will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to the Arrangers all information with respect to you, the Company and your and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arrangers may reasonably request.
Without limiting your obligation to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ respective commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement of syndication or completion of Successful Syndication (as defined in the Facilities Fee Letter) constitute a condition to the availability of the Facilities on the Closing Date.
4.	Information.
Subject to the second paragraph of Section 6, you hereby represent and covenant that (a) all written information other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of you and the Company and upon assumptions that are reasonable at the time made and at the time the related Projections are made available to such Commitment Party (it being understood that such Projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular Projections will be realized). You agree that if at any time prior to the later of (i) the Closing Date and (ii) the completion of a Successful Syndication of the Facilities, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
5.	Fees.
As consideration for the Initial Lenders’ respective commitments hereunder and our agreements to perform the services described herein, you agree to pay, to the Commitment
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Parties, the fees set forth in this Commitment Letter and in the Facilities Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Facilities Fee Letter”) and, to the Agent, the fees set forth in the Agent Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Agent Fee Letter” and, together with the Facilities Fee Letter, the “Fee Letters”).
6.	Conditions Precedent.
The Initial Lenders’ respective commitments hereunder and our agreements to perform the services described herein, are subject to (a) except as set forth on Schedule 3.7 to the Purchase Agreement as in effect on the date hereof, since December 31, 2010, there shall not have been, individually or in the aggregate, a Company Material Adverse Effect (as defined below), (b) the negotiation, execution and delivery of definitive documentation with respect to the Facilities (including related collateral agreements) consistent with the Commitment Letter and the Fee Letters and otherwise reasonably satisfactory to the Commitment Parties and (c) the other conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing” in the First Lien Facilities Term Sheet, the section entitled “Conditions Precedent to Borrowing” in the Second Lien Facility Term Sheet and Exhibit C to this Commitment Letter, and upon satisfaction (or waiver by each of the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur.
Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letters or the definitive documentation or any other agreement or undertaking related to the Facilities to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date, shall be (i) such of the representations made by or on behalf of the Seller, the Company and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have (or an affiliate of yours has) the right (determined without regard to any notice requirement) to terminate your (or its) obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (to such extent, the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facilities shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth or referred to in the preceding paragraph are satisfied (it being understood that (A) other than with respect to any UCC Filing Collateral or Stock Certificates (each as defined below), to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Agent and to irrevocably authorize and to cause the applicable guarantor to irrevocably authorize the Agent to file such UCC financing statements, (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be to deliver to the Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank and (D) except as expressly set forth in the preceding clause (a) or (b), nothing in preceding clause (b) shall be construed to limit the applicability of individual conditions expressly set forth in Section 6, in the section entitled “Conditions Precedent to Initial Borrowing” in the First Lien Facilities Term Sheet, in the section entitled “Conditions Precedent to Borrowing” in the Second Lien Facility Term Sheet or in Exhibit C to
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this Commitment Letter. For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Company, the Borrower and their respective subsidiaries for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock held by the Borrower and its subsidiaries required as Collateral pursuant to the Term Sheets and (3) “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to corporate existence (subject to customary materiality thresholds), power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Facilities, the enforceability of such documentation, Federal Reserve margin regulations, the PATRIOT Act, the Investment Company Act, no conflicts between the definitive documentation for the Facilities and (x) the organization documents of the Loan Parties, the Purchase Agreement or any Excluded Debt or (y) applicable law in any material respect, status of the Facilities and the guarantees thereof as senior debt, solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis and, subject to the limitations set forth in the prior sentence, creation, validity, perfection and priority of security interests. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.
For purposes hereof, “Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact (a) that has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, assets, liabilities or results of operations of the Group Companies, taken as a whole or (b) would reasonably be expected to prevent or materially impede or materially delay the performance in all material respects by the Seller and/or the Company of their respective obligations under the Purchase Agreement or the consummation of the transactions contemplated thereby; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the United States economy generally, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes after the date hereof in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes after the date hereof in GAAP, (v) changes after the date hereof in any Law or other binding directives issued by any Governmental Entity, (vi) changes after the date hereof that are generally applicable to the industries or markets in which the Group Companies operate, (vii) the public announcement of the transactions contemplated by the Purchase Agreement, (viii) any material failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Purchase Agreement; provided that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (viii), (ix) the taking of any action contemplated by the Purchase Agreement and the other agreements contemplated thereby, including the completion of the transactions contemplated thereby, (x) any adverse change in or effect on the business of the Group Companies that is cured prior to the Closing, or (xi) the matter set forth in Schedule I to this Commitment Letter, shall not (for purposes of clause (a) of this definition) be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, further, however, that any change, event or effect referred to in clauses (i) through (vi) may be taken into account in determining whether or not there has been a “Company Material Adverse Effect” to the extent such change, event or effect has a disproportionate adverse affect on the Group Companies, taken as a whole, as compared to other participants in the industry in which the Group Companies operate (in which case only the incremental disproportionate impact
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or impacts may be taken into account in determining whether or not there has been or may be a “Company Material Adverse Effect”). Solely for purposes of this paragraph, any capitalized terms used in the paragraph shall have the same meaning as set forth in the Purchase Agreement as in effect on the date hereof.
7.	Indemnification; Expenses.
You agree (a) to indemnify and hold harmless each Commitment Party and its officers, directors, employees, agents, advisors, representatives, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you, the Company or any of your or their affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person, (b) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including, but not limited to, expenses of such Commitment Party’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, and disbursements and other charges of counsel) incurred in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letters, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith and (c) to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all out-of-pocket expenses (including, but not limited to, consultants’ fees, travel expenses and fees, and disbursements and other charges of counsel) incurred in connection with the enforcement of this Commitment Letter, the Fee Letters, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith. You agree that, notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.
8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by any of us from other companies.
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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that none of the Commitment Parties is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and none of the Commitment Parties shall have any responsibility or liability to you with respect thereto. Any review by any Commitment Party of you, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.
You further acknowledge that each Commitment Party is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, a Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of its customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
9.	Assignments; Amendments; Governing Law, Etc.
This Commitment Letter shall not be assignable by you without the prior written consent of each of the Commitment Parties (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, any Commitment Party hereunder (including, without limitation, any Initial Lender’s commitment) may be performed and any and all rights of any Commitment Party hereunder may be exercised by or through any of its respective affiliates or branches and, in connection with such performance or exercise, such Commitment Party may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of
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the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that none of the Commitment Parties shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Notwithstanding anything in Section 12 to the contrary, any Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Company and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at such Commitment Party’s expense. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
10.	Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.
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11.	Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
12.	Confidentiality.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance, nor the activities of any Commitment Party pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) if the Commitment Parties agree in writing to such proposed disclosure, (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (c) pursuant to the order of any court or administrative agency in any pending or legal administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, to the extent permitted by law, you agree to inform us promptly thereof prior to such disclosure); provided that (i) you may disclose this Commitment Letter and the contents hereof (but not any Fee Letter or the contents thereof) in any proxy or other public filing relating to the Transactions, (ii) you may disclose the Term Sheets to rating agencies in connection with obtaining ratings for you and the Facilities, (iii) you may disclose the fees contained in this Commitment Letter and in the Fee Letters as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum and (iv) you may disclose this Commitment Letter and the contents hereof and, to the extent portions thereof have been redacted in a manner to be mutually agreed upon, the Fee Letters, to the Company and the Seller and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.
Each Commitment Party will treat as confidential all confidential information provided to it by or on behalf of you hereunder; provided that nothing herein shall prevent it from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party, (c) to the extent that such information becomes publicly available other than by reason of disclosure by any Commitment Party in violation of this paragraph, (d) to such Commitment Party’s affiliates and to its and their respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information, (e) to actual or potential assignees, participants or derivative investors in the Facilities who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9 or (g) for purposes of establishing a “due diligence” defense.
Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and
Commitment Letter

10

tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.
13.	Surviving Provisions.
The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein.
14.	PATRIOT Act Notification.
Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.
15.	Acceptance and Termination.
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on March 25, 2011. The Initial Lenders’ offer hereunder, and the agreements of the Commitment Parties to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on each Initial Lender only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. Thereafter, the commitments and other obligations of each Commitment Party and Initial Lender hereunder shall automatically terminate without further action or notice and without further obligations to you, unless each Commitment Party and Initial Lender shall in its sole discretion agree to an extension, upon the earliest to occur of (i) the termination of the Purchase Agreement in accordance with its terms (unless such termination results from the occurrence of the Termination Date (as defined in, and as may be extended in accordance with, Section 8.1 of the Purchase Agreement)), (ii) the closing of the Acquisition
Commitment Letter

11

without the use of any of the Facilities, (iii) the date which is 30 days after the Termination Date (as defined in, and as may be extended in accordance with, Section 8.1 of the Purchase Agreement) and (iv) September 30, 2011.
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Commitment Letter

12

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours, CREDIT SUISSE SECURITIES (USA) LLC
By	/s/ Ali R. Mehdi
	Name:	Ali R. Mehdi
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By	/s/ Ari Bruger
	Name:	Ari Bruger
	Title:	Vice President

By	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

THE ROYAL BANK OF SCOTLAND PLC
By	/s/ L. Brett Matkins
	Name:	L. Brett Matkins
	Title:	Authorized Signatory

RBS SECURITIES INC.
By	/s/ L. Brett Matkins
	Name:	L. Brett Matkins
	Title:	Managing Director

Commitment Letter

Accepted and agreed to as of the date first above written: WALTER INVESTMENT MANAGEMENT CORP.
By	/s/ Mark O’Brien
	Name:	Mark O’Brien
	Title:	Chairman and CEO

Commitment Letter

EXHIBIT A
PROJECT CARDINAL
$530,000,000 First Lien Senior Secured Credit Facilities
Summary of Principal First Lien Terms and Conditions

Borrower:	Walter Investment Management Corp., a Maryland corporation (the “Borrower”).

Transactions:	The Borrower intends to acquire (the “Acquisition”) GTCS Holdings LLC, a Delaware limited liability company (the “Company”), pursuant to a membership interest purchase agreement dated as of the date hereof (as in effect on the date hereof, the “Purchase Agreement”) among the Borrower, the Company and GTH LLC, a Delaware limited liability company (the “Seller”). In connection with the Acquisition, (a) the Borrower will acquire the Company from the Seller with the Seller receiving an aggregate amount of cash and stock in accordance with the Purchase Agreement (the “Acquisition Consideration”), (b) the Borrower will obtain the senior secured credit facilities described below under the caption “First Lien Facilities”, (c) the Borrower will borrow up to $265,000,000 in aggregate principal amount of second lien term loans (the “Second Lien Term Loans”) under a new credit facility described in Exhibit B to the Commitment Letter (the “Second Lien Term Facility”), (d) all the existing indebtedness of the Borrower and its subsidiaries and the Company and its subsidiaries outstanding as of the Closing Date other than the Excluded Debt (as defined in Exhibit C) (the “Existing Debt”) shall be repaid and (e) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Joint Lead Arrangers:	Credit Suisse Securities (USA) LLC and RBS Securities Inc. will act as joint bookrunners and joint lead arrangers for the First Lien Facilities described below (collectively, in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.
First Lien Facilities Term Sheet

Syndication Agent:		At the option of the Arrangers, one or more financial institutions identified by the Arrangers and reasonably acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:		At the option of the Arrangers, one or more financial institutions identified by the Arrangers and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent”).

First Lien Facilities:	(A)	A senior secured term loan facility in an aggregate principal amount of up to $500,000,000 (the “First Lien Term Facility”).

	(B)	A senior secured revolving credit facility in an aggregate principal amount of up to $30,000,000 (the “Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of letters of credit.

Purpose:		The proceeds of the First Lien Term Facility will be used by the Borrower, on the date of the initial borrowing thereunder (the “Closing Date”), together with the proceeds of the Second Lien Term Loans and cash on the Borrower’s and Company’s balance sheet, solely (a) to pay the Acquisition Consideration, (b) to refinance the Existing Debt and (c) to pay the Transaction Costs.

	(B)	The proceeds of loans under the Revolving Facility will be used by the Borrower on the Closing Date in an amount to be agreed and from time to time thereafter to (a) pay the Acquisition Consideration, (b) to pay Transaction Costs and (c) for general corporate purposes.

	(C)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Availability:	(A)	The full amount of the First Lien Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.
First Lien Facilities Term Sheet

	(B)	Not more than an amount to be agreed upon of loans under the Revolving Facility shall be made on the Closing Date. Thereafter, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:		As set forth on Annex A-I hereto.

Default Rate:		Interest will accrue on past-due amounts at the applicable interest rate plus 2.0% per annum.

Letters of Credit:		Letters of credit under the Revolving Facility will be issued by CS or another Lender acceptable to the Borrower and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and Amortization:	(A)	First Lien Term Facility

The First Lien Term Facility will mature on the earlier of (x) the date that is five years after the Closing Date and (y) June 30, 2016 and will amortize in equal quarterly installments in an aggregate annual amount equal to 10% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

	(B)	Revolving Facility

The Revolving Facility will mature and the commitments thereunder will terminate on the earlier of (x) the date that is five years after the Closing Date and (y) June 30, 2016.
First Lien Facilities Term Sheet

Guarantees:	All obligations of the Borrower under the First Lien Facilities and under any interest rate protection or other hedging arrangements entered into with the Agent, any Arranger, an entity that is a Lender at the time of such transaction or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized domestic subsidiary of the Borrower, other than (x) any special purpose vehicle, trust or other similar entity in existence on the date hereof and (y) other subsidiaries to be mutually agreed upon (the “Subsidiary Guarantors” and, together with the Borrower, the “Loan Parties”).

Security:	The First Lien Facilities, the Guarantees and any Hedging Arrangements will be secured by substantially all the assets of the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first priority pledge of all the equity interests held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing).

Subject to the Limited Conditionality Provisions, all the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens (other than the second priority security interests in favor of the lenders under the Second Lien Term Facility), subject to customary exceptions to be agreed upon.

Notwithstanding the foregoing, the Collateral shall not include: (i) amounts collected from borrowers in connection with the servicing of loans to the extent
First Lien Facilities Term Sheet

required to be turned over to the holders of such loans, (ii) servicing rights relating to mortgage loans owned or controlled by an independent third party financing source (including government sponsored enterprises) (“Pledged MSR”) and subject to liens securing existing and future permitted indebtedness incurred by a subsidiary of the Borrower from such third party financing source to purchase such servicing rights (“MSR Purchase Money Lines”), (iii) mortgage loans and related assets subject to repurchase agreements to the extent such repurchase agreements constitute permitted indebtedness under the definitive documentation in respect of the First Lien Facilities, (iv) vehicles and leaseholds, (v) contracts with an unaffiliated third party that contain a valid and enforceable prohibition on assignment, but only so long as such prohibition exists and the Borrower shall have used commercially reasonable efforts to obtain the consent of the counterparty to the grant of the liens contemplated herein, (vi) equipment subject to certain permitted liens (to the extent the liens and security interests of the Agent and the Lenders are not permitted by the applicable permitted lien), (vii) payroll accounts, trust accounts, accounts solely holding cash for the benefit of third parties and other accounts to be agreed, (viii) pledges and security interests prohibited by any effective applicable law and (ix) any asset to the extent the cost of obtaining a security interest thereon would, in the reasonably determination of the Agent, be excessive in relation to the benefit thereof.

Intercreditor Arrangements:	The liens securing the Second Lien Term Facility will be second in priority to the liens securing the First Lien Facilities and the liens securing any Hedging Arrangements. The priority of the security interests in the Collateral and related creditors’ rights will be set forth in customary intercreditor provisions included in the collateral documents (the “Intercreditor Agreement”). The Intercreditor Agreement will contain, among other things, customary agreements between the holders of the obligations under the First Lien Facilities and the holders of the obligations under the Second Lien Term Facility with regard to (and with customary exceptions) (i) the subordination of the liens securing the Second Lien Term Facility, (ii) the right of the holders of obligations under the First Lien Facilities to control the enforcement of remedies with respect to Collateral, subject to a standstill period, and to control the release of
First Lien Facilities Term Sheet

Collateral, (iii) the agreement of the holders of obligations under the Second Lien Term Facility to hold in trust and turn over to the holders of the obligations under the First Lien Facilities proceeds received from Collateral and (iv) the agreement of the holders of obligations under the Second Lien Term Facility not to oppose certain DIP financings unless the holders of obligations under the First Lien Facilities shall have opposed such DIP financings.

Mandatory Prepayments:	Loans under the First Lien Term Facility and the Second Lien Term Facility shall be prepaid in accordance with the “waterfall” provisions described in the following paragraphs with (a) 50% of Excess Cash Flow (to be defined), with a reduction to be agreed upon based upon achievement and maintenance of a leverage ratio to be agreed upon, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Borrower and its subsidiaries (including proceeds from the sale of equity securities of any subsidiary of the Borrower and insurance and condemnation proceeds) (subject to customary exceptions and reinvestment provisions to be agreed upon), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its subsidiaries (subject to customary exceptions to be agreed upon) and (d) 50% of the net cash proceeds of issuances of equity securities of the Borrower and its subsidiaries (subject to customary exceptions to be agreed upon), with a reduction to be agreed upon based upon achievement and maintenance of a leverage ratio to be agreed upon.

The above-described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the First Lien Term Facility, and, when there are no longer outstanding loans under the First Lien Term Facility, to mandatory prepayments of the Second Lien Term Facility.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the First Lien Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, subject to the payment of any applicable prepayment premium (as set forth under the heading “Prepayment Premium” in Annex A-I attached hereto) and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other
First Lien Facilities Term Sheet

than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the remaining amortization payments under the First Lien Term Facility.

Representations and Warranties:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change; absence of undisclosed liabilities, litigation and investigations; no violation of, or conflicts with, agreements or instruments; compliance with laws (including the PATRIOT Act, ERISA, margin regulations, environmental laws, laws applicable to sanctioned persons and the Foreign Corrupt Practices Act); payment of taxes; ownership of properties; intellectual property; inapplicability of the Investment Company Act or other regulatory schemes limiting ability to incur debt; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; maintenance of corporate separateness; servicing agreements; validity, priority and perfection of security interests in the Collateral; and treatment as senior debt under all subordinated debt and, together with debt under the Second Lien Term Facility, as sole designated senior debt thereunder.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the First Lien Facilities will be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter, in “Conditions Precedent to All Borrowings” below, and in Exhibit C to the Commitment Letter.

Conditions Precedent to All Borrowings:	Delivery of notice, accuracy of representations and warranties (subject to the Limited Conditionality Provisions), and absence of defaults (provided that, in the case of the Closing Date only, such defaults shall be limited to (x) cross-default to Excluded Debt referred to in clauses (c)(i), (c)(ii) and (c)(iii) of paragraph 3 in Exhibit C to the Commitment Letter and any other indebtedness (excluding non-recourse indebtedness of securitization trusts) with an aggregate principal amount or termination or settlement value (as applicable) of at least $20,000,000 (collectively, “Material Debt”) as a result of a payment default, (y) cross-default to Excluded Debt referred to in clause (c)(ii) of paragraph 3 in Exhibit C to the Commitment Letter as
First Lien Facilities Term Sheet

a result of any breach of a financial covenant or the occurrence of any termination event or event of default as a result of any failure to meet any specified financial condition or financial requirement thereunder and (z) cross-acceleration to Material Debt).

Affirmative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to the Borrower and its subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default under the First Lien Facilities, default under servicing agreements, call options, historical performance of delinquent accounts, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; use of commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and a public rating of the First Lien Facilities by each of S&P and Moody’s; compliance with laws; inspection of books and properties; changes in fiscal periods; certain required dividends; hedging arrangements satisfactory to the Agent; further assurances; and payment of taxes.

Negative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to the Borrower and its subsidiaries), including, without limitation, limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of debt (other than (i) loans under the First Lien Facilities and (ii) prepayments of loans under the Second Lien Term Facility as described under the caption “Mandatory Prepayments” above); limitations on liens and sale-leaseback transactions (other than liens on (x) receivables and related assets of a subsidiary acquired with the proceeds of Servicer Advance Line Debt of such subsidiary and securing such Servicer Advance Line Debt, (y) servicing rights of a subsidiary acquired with the proceeds of MSR Purchase Money Lines of such subsidiary and securing such MSR Purchase Money Lines and (z) liens on mortgage
First Lien Facilities Term Sheet

loans to the extent they constitute permitted indebtedness under the definitive documentation in respect of the First Lien Facilities); limitations on loans and investments; limitations on debt, guarantees and hedging arrangements (other than (w) current or future permitted non-recourse servicer advance line debt incurred by a special purpose subsidiary and certain related contingent obligations (“Servicer Advance Line Debt”), (x) MSR Purchase Money Lines, (y) mortgage loans entered into for purposes of warehousing and (z) certain non-recourse debt, in each case on terms to be agreed); limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries; absence of government regulation; limitations on activities of special purpose entities; limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

Selected Financial Covenants:	Usual for facilities and transactions of this type (with financial definitions, levels and measurement periods to be agreed upon), including, without limitation: (a) maximum ratios of Total Debt to EBITDA; and (b) minimum interest coverage ratios.

Events of Default:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent relating to the Borrower and its subsidiaries (subject, where appropriate, to customary thresholds and grace periods to be agreed upon), including, without limitation, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of Guarantees, the Intercreditor Agreement or security documents; and Change of Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the First Lien Facilities (the “Required Lenders”) (with certain amendments and waivers also requiring class votes), except that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender, (ii) reductions or forgiveness of principal, interest, fees or
First Lien Facilities Term Sheet

reimbursement obligations payable to such Lender, (iii) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender or of the date for payment to such Lender of any interest, fees or reimbursement obligations payable to such Lender, and (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations, (b) the consent of each Lender shall be required with respect to (i) modification to voting requirements or percentages, (ii) modification to certain provisions requiring the pro rata treatment of lenders, and (iii) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (c) the consent of the Issuing Bank shall be required with respect to amendments and waivers affecting its rights or duties.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	The Lenders will be permitted to assign (a) loans under the First Lien Term Facility without the consent of (but with notice to) the Borrower and (b) loans and commitments under the Revolving Facility with the consent of the Borrower and the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that such consent of the Borrower (x) shall not be required (i) if such assignment is made to another Lender under the Revolving Facility or an affiliate or approved fund of any such Lender, (ii) during the primary syndication of the loans and commitments under the First Lien Facilities or (iii) after the occurrence and during the continuance of an event of default and (y) shall be deemed to have been given if the Borrower has not responded within five business days of a request for such consent. All assignments will also require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the First Lien Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions or forgiveness of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of, or the date for payment of interest or
First Lien Facilities Term Sheet

fees on, the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Defaulting Lenders:	Usual for facilities and transactions of this type, including the provision of cash collateral as reasonably determined by the Agent.

If any Lender becomes a defaulting Lender, then the letter of credit exposure of such defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such defaulting Lender, the Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Expenses and Indemnification:	The Borrower will indemnify each Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, the Issuing Bank, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from
First Lien Facilities Term Sheet

its gross negligence or willful misconduct. In addition, the Borrower shall pay (a) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of each Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Issuing Bank in connection with the syndication of the First Lien Facilities, the preparation and administration of the definitive documentation, and amendments, modifications and waivers thereto and (b) all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Issuing Bank and the Lenders for enforcement costs and documentary taxes associated with the First Lien Facilities.

Governing Law and Forum:	New York.

Counsel to Agent:	Davis Polk & Wardwell LLP.
First Lien Facilities Term Sheet

ANNEX A-I

Interest Rates:	At the option of the Borrower, Adjusted LIBOR plus 5.25% or ABR plus 4.25%.

The Borrower may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the highest of (i) CS’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0%.

Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 1.50% per annum.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.75% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the actual number of days elapsed over a 360-day year.
First Lien Facilities Term Sheet

Original Issue Discount/Upfront Fees:	An upfront fee equal to 1.00% of the aggregate commitments under the Revolving Facility will be payable by the Borrower on the Closing Date for the account of the Lenders participating in the Revolving Facility. The loans under the First Lien Term Facility will be issued to the Lenders participating in the First Lien Term Facility at a price of 99.00% of their principal amount. Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the First Lien Facilities will be calculated on the basis of their full stated principal amount and (b) at the option of the Arrangers, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

Prepayment Premium:	1% upon any prepayment of or amendment to the First Lien Term Facility occurring on or prior to the first anniversary of the Closing Date in connection with a Repricing Transaction (as defined below).

As used herein “Repricing Transaction” means the prepayment or refinancing of all or any portion of the First Lien Term Facility substantially concurrently with the incurrence by the Borrower or any affiliate thereof of any indebtedness having a lower cost financing than, or any amendment to the First Lien Term Facility that has the effect of reducing effective yield (taking into account, for example, the interest rate margin, any interest rate floor and original issue discount) then applicable to, the First Lien Term Facility (including any mandatory assignment in connection therewith).
First Lien Facilities Term Sheet

A-I-2

CONFIDENTIAL	EXHIBIT B
PROJECT CARDINAL
$265,000,000 Second Lien Senior Secured Term Facility
Summary of Principal Second Lien Terms and Conditions1

Borrower:	The Borrower under the First Lien Facilities.

Transactions:	As described in the First Lien Facilities Term Sheet.

Sources and Uses:	As described in the First Lien Facilities Term Sheet.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners and Joint Lead Arrangers:	Credit Suisse Securities (USA) LLC and RBS Securities Inc. will act as joint bookrunners and joint lead arrangers for the Second Lien Term Facility described below (collectively, in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Arrangers, one or more financial institutions identified by the Arrangers and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Documentation Agent:	At the option of the Arrangers, one or more financial institutions identified by the Arrangers and reasonably acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Second Lien Term Facility:	A senior secured second lien term loan facility in an aggregate principal amount of up to $265,000,000 (the “Second Lien Term Facility”).

Purpose:	The proceeds of the Second Lien Term Facility will be used by the Borrower on the Closing Date, together with the proceeds of the First Lien Term Facility and cash on the Borrower’s and Company’s balance sheet, solely (a) to pay the Acquisition Consideration, (b) to refinance the Existing Debt and (c) to pay the Transaction Costs.

[1]
All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto (the “First Lien Facilities Term Sheet”).

Second Lien Facility Term Sheet

Availability:	The full amount of the Second Lien Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Second Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:	Interest will accrue on past-due amounts at the applicable interest rate plus 2.0% per annum.

Final Maturity and Amortization:	The Second Lien Term Facility will mature on the earlier of (x) the date that is five years and six months after the Closing Date and (y) December 31, 2016, and will have no amortization payments prior to maturity.

Guarantees:	All obligations of the Borrower under the Second Lien Term Facility will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor under the First Lien Facilities (the “Subsidiary Guarantors” and, together with the Borrower, the “Loan Parties”).

Security:	The Second Lien Term Facility and the Guarantees will be secured on a second priority basis by all of the collateral securing the First Lien Facilities (the “Collateral”).

Subject to the Limited Conditionality Provisions, all the pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Lenders (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens (other than the first priority security interests in favor of the First Lien Facilities and the liens securing any Hedging Arrangements), subject to customary and limited exceptions to be agreed upon.

Intercreditor Arrangements:	As described in the First Lien Facilities Term Sheet.

Mandatory Prepayments:	As described in the First Lien Facilities Term Sheet.

Voluntary Prepayments:	The Borrower may not make any voluntary prepayments of borrowings under the Second Lien Term Facility at any time prior to the first anniversary of the Closing Date. Thereafter, voluntary prepayments of borrowings under the Second Lien Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon, subject to the payment of any applicable prepayment
Second Lien Facility Term Sheet

premium (as set forth under the heading “Prepayment Premium” in Annex B-I attached hereto), and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, those specified under the caption “Representations and Warranties” in the First Lien Facilities Term Sheet, with such changes as are appropriate for the Second Lien Term Facility.

Conditions Precedent to Borrowing:	Delivery of notice; accuracy of representations and warranties (subject to Limited Conditionality Provisions); and absence of defaults limited to (x) cross-default to Material Debt as a result of a payment default, (y) cross-default to Excluded Debt referred to in clause (c)(ii) of paragraph 3 in Exhibit C to the Commitment Letter as a result of any breach of a financial covenant or the occurrence of any termination event or event of default as a result of any failure to meet any specified financial condition or financial requirement thereunder and (z) cross-acceleration to Material Debt.

The borrowing under the Second Lien Term Facility will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and in Exhibit C to the Commitment Letter.

Affirmative and Negative Covenants:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to the Borrower and its subsidiaries), including, without limitation, those specified under “Affirmative Covenants” and “Negative Covenants” in the First Lien Facilities Term Sheet, with such changes as are appropriate for the Second Lien Term Facility (with certain baskets to be larger than the corresponding baskets in the First Lien Facilities).

Selected Financial Covenants:	Usual for facilities and transactions of this type (with financial definitions, levels and measurement periods to be agreed upon), including, without limitation: (a) maximum ratios of Total Debt to EBITDA and (b) minimum interest coverage ratios (with levels set higher than the corresponding levels under the First Lien Facilities).

Events of Default:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent relating to the Borrower and its subsidiaries (subject, where appropriate, to customary thresholds and grace
Second Lien Facility Term Sheet

periods to be agreed upon), including, without limitation, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; and actual or asserted invalidity of guarantees or security documents. The Second Lien Term Facility will cross-default to the First Lien Facilities only if a default under the First Lien Facilities is not cured or waived within a 45-day grace period (subject to exceptions to be agreed).

Change of Control:	Upon the occurrence of a Change of Control (to be defined), the Borrower must offer to repay the loans under the Second Lien Term Facility at a price equal to 101% of par, plus accrued interest.

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans under the Second Lien Term Facility, except that (a) the consent of each affected Lender shall be required with respect to (i) reductions or forgiveness of principal, interest or fees payable to such Lender, (ii) extensions of final maturity of the loans of such Lender or of the date for payment to such Lender of any interest or fees and (iii) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations and (b) the consent of each Lender shall be required with respect to (i) modifications to certain provisions requiring the pro rata treatment of Lenders, (ii) modification to voting requirements or percentages and (iii) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	The Lenders will be permitted to assign loans under the Second Lien Term Facility without the consent of (but with notice to) the Borrower. All assignments require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions or forgiveness of principal, interest or fees payable to such participant, (b) extensions of final maturity or scheduled amortization of, or date for payment of
Second Lien Facility Term Sheet

interest or fees on, the loans in which such participant participates and (c) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify each Arranger, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, the Company or any of their respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, the Borrower shall pay (a) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of each Arranger, the Agent, the Syndication Agent and the Documentation Agent in connection with the syndication of the Second Lien Term Facility, the preparation and administration of the definitive documentation and amendments, modifications and waivers thereto and (b) all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of each Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Second Lien Term Facility.

Governing Law and Forum:	New York.

Counsel to Agent:	Davis Polk & Wardwell LLP.
Second Lien Facility Term Sheet

ANNEX B-I

Interest Rates:	At the option of the Borrower, Adjusted LIBOR plus 9.00% or ABR plus 8.00%.

	The Borrower may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings.

	Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

	ABR is the Alternate Base Rate, which is the highest of (i) CS’s Prime Rate, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) one-month Adjusted LIBOR plus 1.0%.

	Adjusted LIBOR will at all times include statutory reserves and shall be deemed to be not less than 1.50% per annum.

Original Issue Discount:	The loans under the Second Lien Term Facility will be issued to the Lenders participating in the Second Lien Term Facility at a price of 98.00% of their principal amount. Notwithstanding the foregoing, (a) all calculations of interest and fees in respect of the Second Lien Term Facility will be calculated on the basis of its full stated principal amount and (b) at the option of the Arrangers, any original issue discount may instead be effected in the form of an upfront fee payable to the Lenders.

Prepayment Premium:	The Borrower may not make any voluntary prepayments of borrowings under the Second Lien Term Facility at any time prior to the first anniversary of the Closing Date. Thereafter, in the event that all or any portion of the Second Lien Term Facility is voluntarily prepaid or is prepaid in connection with a mandatory assignment, such prepayments shall be made at the following prices:

	Year 2:	103%

	Year 3:	102%

	Year 4:	101%

	Thereafter:	par
Second Lien Facility Term Sheet

EXHIBIT C
PROJECT CARDINAL
$530,000,000 First Lien Senior Secured Credit Facilities
$265,000,000 Second Lien Senior Secured Term Facility
Summary of Additional Conditions Precedent2
The initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:
1. The Acquisition shall be consummated substantially simultaneously with the closing under the Facilities on the terms described in the Purchase Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Borrower, the Lenders or the Arrangers for the Facilities without the prior written consent of the Arrangers (it being understood and agreed that (a) any reduction in the Acquisition Consideration (other than any reductions that in the aggregate are (x) 10% or less of the Acquisition Consideration as of the date hereof and (y) if such reductions are reductions in the cash portion of the Acquisition Consideration, allocated on a dollar-for-dollar basis, (i) in the case of the first $15,000,000 of such reductions, to reduce the principal amount of the Second Lien Term Facility and (ii) the remainder, 50% to reduce the aggregate principal amount of the Facilities (allocated among the Facilities as determined by the Arrangers) and 50% to reduce the Acquisition Consideration paid by the Borrower or any of its affiliates) and (b) any amendment or modification to (x) Section 10.1 or 10.7 of the Purchase Agreement or (y) any provision of the Purchase Agreement setting forth any liability cap or limitation on damages or remedies of which the Arrangers and the Lenders are beneficiaries pursuant to Section 10.7 of the Purchase Agreement (including, without limitation, Sections 8.2, 10.11 and 10.15 and Article 9 thereof), shall in each case be deemed to be a modification which is materially adverse to the Lenders).
2. With respect to the First Lien Facilities, the Borrower shall have received not less than $265,000,000 (subject to adjustment as provided in paragraph 1) in gross cash proceeds from borrowings under the Second Lien Term Facility.
3. All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the closing under the Facilities shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness for borrowed money or disqualified preferred stock other than (a) the loans and other extensions of credit under the First Lien Facilities, (b) the loans under the Second Lien Term Facility, (c)(i) debt in an aggregate principal amount not to exceed $20,100,000 under the Senior Secured Credit Agreement dated as of October 9, 2009 between Green Tree Servicing LLC, as borrower and the Federal National Mortgage Association, as lender (the “MSR Financing Facility”), (ii) debt in an aggregate principal amount not to exceed $58,000,000 under the Receivables Loan Agreement dated as of July 31, 2009 among Green Tree Advance Receivables II LLC, as borrower, Green Tree Servicing LLC, as administrator, the financial institutions party thereto from time to time and Wells Fargo Foothill LLC, as agent (the “Receivables Facility”), (iii) debt in an aggregate principal amount not to exceed $5,000,000

[2]
All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agent as defined in such Exhibit A and the Agent as defined in such Exhibit B.

Summary of Additional Conditions Precedent

under the Master Repurchase Agreement dated as of August 20, 2010 among Green Tree Servicing, LLC, as seller and Silvergate Bank, as buyer and (iv) non-recourse debt in an aggregate principal amount not to exceed $2,404,000,000 of securitization trusts (such debt, together with debt under the MSR Financing Facility, the Receivables Facility and debt under clause (d), the “Excluded Debt”) and (d) other limited indebtedness to be agreed upon.
4. The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Company for the 2008, 2009 and 2010 fiscal years and each subsequent fiscal year ended at least 90 days before the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and the Company for (i) each subsequent fiscal quarter ended at least 45 days before the Closing Date and (ii) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Arrangers as described above and ended at least 30 days before the Closing Date.
5. The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 4 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).
6. The Company’s consolidated EBITDA for the twelve-month period ending on the last day of the most recently completed fiscal month for which financial statements have been delivered pursuant to paragraph 4 above (calculated in a manner consistent with the presentation of EBITDA set forth in the Project Cardinal Offering Memorandum provided to the Arrangers prior to the date hereof, adjusted for provision expense on advances) shall not be less than $160,000,000.
7. The Arrangers shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Annex C-I certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
8. With respect to the Second Lien Term Facility, the First Lien Facilities shall have become effective and the Borrower shall have borrowed on the Closing Date not more than $500,000,000 under the First Lien Term Facility thereunder.
9. The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
10. With respect to each of the Facilities, (a) the Arrangers shall have received, not later than 30 consecutive days prior to the Closing Date, the Confidential Information Memorandum and the Plan Deliverables and (b) the Arrangers shall have been afforded a period of at least 30 consecutive days following the receipt of such Confidential Information Memorandum and Plan Deliverables and prior to the Closing Date to syndicate the Facilities.
Summary of Additional Conditions Precedent

C-2

11. The Agent shall have received customary legal opinions, corporate documents and officers’ and public officials’ certifications and insurance certificates. Subject to the Limited Conditionality Provisions, (i) the Agent under the First Lien Facilities shall have a perfected first priority security interest in and lien on all Collateral and the Agent under the Second Lien Term Facility shall have a perfected second priority security interest in and lien on all Collateral and (ii) all filings and recordations necessary in connection with such liens and security interests or arrangements reasonably satisfactory to the Collateral Agent therefor shall have been duly made. The Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and if such search results reveal any liens on any assets of the Borrower and its subsidiaries other than customary permitted liens, liens to be discharged on or prior to the Closing Date and liens securing Excluded Debt, the Borrower shall have used commercially reasonable efforts to discharge such liens on or prior to the Closing Date. Each of the Guarantees shall have been executed and be in full force and effect.
12. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Agent, the Arrangers and the Lenders, required to be paid on the Closing Date in each case pursuant to the Commitment Letter or the Fee Letters, shall have been paid (which amount may be offset against the proceeds of the Facilities).
Summary of Additional Conditions Precedent

C-3

ANNEX C-I
FORM OF SOLVENCY CERTIFICATE
SOLVENCY CERTIFICATE
of
WALTER INVESTMENT MANAGEMENT CORP.
AND ITS SUBSIDIARIES
Pursuant to the Credit Agreement3, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:
1. I have made such investigation and inquiries as to the financial condition of the Borrower and its subsidiaries as I have deemed necessary and prudent for the purposes of providing this Solvency Certificate. I acknowledge that the Administrative Agent, the L/C Issuer and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans and the issuance of Letters of Credit under the Credit Agreement. I further certify that the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made and continue to be fair as of the date hereof.
2. As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans and the issuance of Letters of Credit (if any) under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:
a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.
The present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[3]	Credit Agreement to be defined.
Solvency Certificate

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

WALTER INVESTMENT MANAGEMENT CORP.
By:
Name:
Title:

Solvency Certificate

C-I-2

SCHEDULE I
(a) Green Tree Servicing LLC received a Civil Investigative Demand (“CID”) from the Federal Trade Commission (the “FTC”), its primary federal regulator, on November 18, 2010. The CID was issued by the FTC in connection with a nonpublic investigation of loan servicing acts and practices, and requires the Group Companies to produce certain documents and information to the FTC and answer certain written interrogatories.
(b) Except as set forth in clause (c) below, this Schedule I and the disclosure herein speaks solely to the CID and the obligations of the Group Companies to comply with and respond to the CID, and does not (and is not intended to) serve as disclosure in respect of any Action, Order, violation of Law or other matter that may result from the FTC investigation underlying the CID, including to the extent prompted by the disclosure or contents of any of the documents and information produced, or answers to written interrogatories provided, pursuant to the CID (each, a “Reserved Matter”).
(c) Solely for purposes of the reference to this Schedule I in the definition of “Company Material Adverse Effect” in the Commitment Letter, the matter set forth in this Schedule I shall be read to include disclosure of any change, development, circumstance, effect, event or fact arising from or relating to the matter described in clause (a) of this Schedule I if the Company does not, as of the date of the Agreement, have knowledge of any such Reserved Matter or of any underlying breach of Article 3 or Article 4 of the Purchase Agreement that gives rise to a Reserved Matter.
Any capitalized terms used in this Schedule I and not otherwise defined in the Commitment Letter shall have the same meaning as set forth in the Purchase Agreement as in effect on the date hereof and the phrases “to the Company’s knowledge”, “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry (but shall in no event encompass constructive, imputed or similar concepts of knowledge) of Brian Libman, Keith Anderson, James Breakey, Barbara Didrikson, Brian Corey, Cheryl Collins, Jeffrey Hilligoss, Thomas Franco, Patricia Cook, James Van House, Dominic Baglio, Mark Atencio, Ronald Siemers, Randy Shannon, Wade Burgess, and Scott Clarke, none of whom shall have any personal liability or obligations regarding such knowledge.
Solvency Certificate